UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 4, 2009

MIMEDX GROUP, INC.
(Exact name of registrant as specified in charter)

Florida (State or other jurisdiction of incorporation)	000-52491 (Commission File Number)	90-0300868 (IRS Employer Identification No.)

1234 Airport Road, Suite 105 Destin, Florida (Address of principal executive offices)	32541 (Zip Code)

(850) 269-0000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 4, 2009, the Board of Directors of MiMedx Group, Inc. (the “Company”) agreed to issue additional shares of its Common Stock, $0.001 par value, to investors who had purchased its Common Stock in the private placements between September 2008 and March 2009 so as to bring the cost of the acquired shares to $0.50 per share.  In connection with its most recent fundraising activities, the Company had verbally committed to revisit the share price of the recent issuances.  The Board approved the issuance of the additional shares to be fair to the investors who had invested in the Company when it was most in need of funding and to enable the Company’s future fundraising efforts.  The investors include Charles E. Koob, a Director of the Company, and companies controlled by Parker H. Petit, the Company’s Chief Executive Officer.  The issuance was approved by all of the disinterested members of the Board of Directors.

As a condition to the receipt of the additional shares, the Board of Directors required that the investors waive certain registration rights otherwise available with respect to the shares issued in the private placements.

The Company will issue 2,490,000 additional shares as a result of this decision. As adjusted for these issuances, the outstanding shares of the Company at June 8, 2009 will be 41,734,628.

The Common Stock was offered and sold solely to accredited investors in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: June 9, 2009	By:	/s/ Michael J. Culumber
Michael J. Culumber, Acting Chief Financial Officer

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